FOR IMMEDIATE RELEASE
June 7, 2005

Ramp Announces Its Intention to Reorganize Under the U.S. Bankruptcy Code

New York, NY - Ramp Corporation [AMEX: RCO] today announced that on June 2, 2005, it filed a voluntary petition in the United States Bankruptcy Court, for the Southern District of New York, Manhattan Division seeking reorganization relief under chapter 11 of title 11 of the U.S. Bankruptcy Code. The proceeding has been assigned Case No. 05-14006. The Company intends to continue to operate its business and manage its affairs as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. The Company has already initiated steps to preserve all available capital resources and will continue to explore the possibility of selling the Company or one or more of its lines of business or seeking a merger partner.

Ramp will continue deliverying quality products, services, and support to its existing customer base without interruption.

Ramp Corporation, through its wholly-owned HealthRamp subsidiary, develops and markets the CareGiver and CarePoint suite of technologies. CareGiver enables long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp’s products enable communication of value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp can be found at www.Ramp.com.

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Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

Contact:
Ron Munkittrick: (212) 440-1575